Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Christi Dixon (314-694-1092)
Analysts: Laura Meyer (314-694-8148)

MONSANTO MARKS RECORD SALES AND GROSS PROFIT IN SEEDS AND GENOMICS SEGMENT IN FISCAL YEAR 2017, FUELED BY EXCELLENT TECHNOLOGY ADOPTION

•	Achieves strong double-digit growth in full-year earnings per share

•	Delivers FY17 as-reported earnings per share of $5.09 and ongoing earnings per share of $5.50

•	Continues progress to closure of pending combination with Bayer

•
INTACTA RR2 PROTM soybeans propel FY17 growth in South America with more than 50 million acres; Roundup Ready 2 Xtend® soybeans surpass 20 million acres in U.S. and expects to have supply to double adoption for 2018 season to more than 40 million acres

•	Strong gross profit growth in cotton driven by technology adoption and acre growth in FY17

•	Global corn business delivers pricing lift benefits, plus better-than-expected strategic licensing deal in Q4

•	Climate FieldViewTM platform reaches more than 35 million paid acres and 120 million total acres

ST. LOUIS (Oct. 4, 2017) - Monsanto Company (NYSE: MON) today announced it concluded fiscal year 2017 with as-reported earnings per share (EPS) of $5.09, as compared to last year’s as-reported full-year EPS of $2.99, adding that EPS is expected to grow in the first quarter of fiscal 2018. Reflecting the value its innovation brings, the company delivered exceptionally on its operational plan, while continuing to progress on the closing of the merger with Bayer as it looks forward to the opportunity to create even greater benefits for growers with the companies’ combined pipelines.

	Fourth Quarter		Fiscal Year
($ in millions, except per share amounts)	2017	2016	2017	2016
Net Sales by Segment
Corn seed and traits	$928	$801	$6,270	$5,825
Soybean seed and traits	304	249	2,662	2,162
Cotton seed and traits	53	70	615	440
Vegetable seeds	292	275	815	801
All other crops seeds and traits	170	170	551	760
TOTAL Seeds and Genomics	$1,747	$1,565	$10,913	$9,988

Agricultural productivity	$939	$997	$3,727	$3,514
TOTAL Agricultural Productivity	$939	$997	$3,727	$3,514

TOTAL Net Sales	$2,686	$2,562	$14,640	$13,502

Gross Profit	$1,340	$1,138	$7,937	$7,017

Operating Expenses	$1,403	$1,403	$4,725	$4,642
Interest Expense – Net	$91	$81	$376	$362
Other (Income) Expense – Net	$(9)	$(138)	$(50)	$22
Net Income (Loss) Attributable to Monsanto Company	$20	$(191)	$2,260	$1,336

Diluted Earnings (Loss) per Share	$0.05	$(0.44)	$5.09	$2.99
Items Affecting Comparability – EPS Impact
Restructuring Charges	—	0.09	(0.03)	0.59
Environmental and Litigation Matters	0.03	0.34	0.05	0.38
Pending Bayer Transaction Related Costs	0.05	—	0.32	—
Argentine-Related Tax Matters	0.07	0.08	0.10	0.56
Income on Discontinued Operations	—	—	(0.03)	(0.04)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$0.20	$0.07	$5.50	$4.48
Effective Tax Rate	117%	—%	22%	35%

	Fourth Quarter		Fiscal Year
Comparison as a Percent of Net Sales:	2017	2016	2017	2016
Gross profit	50%	44%	54%	52%
Selling, general and administrative expenses	35%	38%	20%	21%
Research and development expenses	16%	16%	11%	11%
(Loss) income from continuing operations before income taxes	(5)%	(8)%	20%	15%
Net income (loss) attributable to Monsanto Company	1%	(7)%	15%	10%

“Our record sales and gross profit in the Seeds and Genomics segment this year, fueled by the outstanding penetration of our latest soybean and cotton technologies and continued adoption of our newest corn hybrids around the world, reflects the need for new solutions in what continues to be a challenging ag economy,” said Hugh Grant, chairman and chief executive officer for Monsanto. “Our proven ability to innovate and our unique platform advantages position us well to meet the production challenges of today, as well as the demands of tomorrow.”

Results of Operations
Monsanto reported net sales of $2.7 billion for the fourth quarter of fiscal year 2017. Net sales for the full fiscal year were $14.6 billion. Full-year net sales were up more than $1 billion year-over-year, due primarily to record technology adoption for the newest soybean technologies across the Americas and global corn pricing.

Seeds and Genomics segment net sales were $1.7 billion for the quarter. For the full year, net sales for the Seeds and Genomics segment were $10.9 billion. Agricultural Productivity segment net sales were $939 million for the quarter, while net sales for the Agricultural Productivity segment for the fiscal year were $3.7 billion.

The company's total operating expenses were up slightly year-over-year on an as-reported basis, at $4.7 billion. Selling, General & Administrative expenses increased to $3.0 billion for the year, primarily from increased incentives and commissions, with the return to growth of the business. R&D expenses increased due to incentives and increased investment in digital tools for agriculture. Finally, restructuring charges were a net reversal of $36 million in fiscal year 2017 compared to a $297 million of spend in fiscal year 2016.

The company reported a net income attributable to Monsanto of $20 million in the fourth quarter of fiscal year 2017, compared with a reported net loss attributable to Monsanto of $191 million in the same period last year. Net income attributable to Monsanto for fiscal year 2017 was approximately $2.3 billion compared to net income of $1.3 billion attributable to Monsanto in fiscal year 2016.

The company's fiscal year 2017 EPS on an as-reported basis was $5.09, reflecting both the company's focus on delivering its operational plan and its strategic portfolio management. On an ongoing basis, this translated to $5.50. (For a reconciliation of as-reported EPS to ongoing EPS, see note 1.) For the full year, strategic licensing deals and non-core asset sales contributed about $380 million of pre-tax benefit, similar to fiscal year 2016.

For the fourth quarter, the company reported $0.05 EPS on an as-reported basis which translated to $0.20 EPS on an ongoing basis, versus a $0.44 loss per share on an as-reported basis and $0.07 EPS on an ongoing basis in the same period last year. The ongoing EPS results for the quarter were better than initially projected, mostly due to tax benefits and the fact that the company had the opportunity to grant the right to some key corn licenses in Brazil. The latter resulted in a pre-tax benefit of more than $200 million in the fourth quarter of 2017.

Cash Flow
For fiscal year 2017, net cash provided by operating activities was a source of $3.2 billion, compared with $2.6 billion in fiscal year 2016. Net cash required by investing activities was $1.1 billion in fiscal year 2017, compared with $864 million in fiscal year 2016. Net cash required by financing activities was $2.0 billion in fiscal year 2017, compared with $3.7 billion in fiscal year 2016. Free cash flow was a source of $2.0 billion for fiscal year 2017, compared to a source of $1.7 billion in fiscal year 2016, due to the significant growth in the business. (NOTE: free cash flow metric reflects the company's new definition of free cash flow, which conforms to the more commonly used definition by publicly-traded companies of operating cash flows less capital expenditures. For a reconciliation of free cash flow, see note 1.)

Outlook
Given the pending combination with Bayer, the company will not provide financial guidance for fiscal year 2018, but instead will highlight key guideposts to consider. This includes growth drivers in the Seeds and Genomics segment such as adoption and pricing of INTACTA RR2 PROTM soybeans in South America; continued adoption of Roundup Ready 2 Xtend® soybeans, and price and share gains from the launch of new corn hybrids around the world. In addition, the company expects to reach 50 million paid acres globally for the Climate FieldViewTM platform, and growth from the multi-crop U.S. launch of NemaStrikeTM Technology. The company also anticipates lower planted corn acres in Brazil and challenging commodity pricing for corn around the globe.

In Ag Productivity, the pricing for glyphosate is expected to improve, at least through the first quarter of the fiscal year, and volumes of XtendiMax® Herbicide with VaporGrip® Technology are expected to expand.

The company expects that its tax rate will normalize and that contributions from strategic portfolio management will likely fall below the roughly $350 million average annual pre-tax contribution from the last three years.

Finally, in fiscal year 2018, the company also anticipates completing its restructuring and cost savings initiative that began in fiscal year 2015, with the expectation that S,G&A and R&D expenses in fiscal year 2018 will be relatively flat year-over-year compared to 2017. Upon completion of the initiative, the company expects to realize nearly $500 million in annual savings as compared to its fiscal year 2015 baseline.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit (A)
	Fourth Quarter		Fiscal Year		Fourth Quarter		Fiscal Year
Seeds and Genomics	2017	2016	2017	2016	2017	2016	2017	2016
Corn Seed and Traits	$928	$801	$6,270	$5,825	$586	$387	$3,975	$3,450
Soybean Seed and Traits	304	249	2,662	2,162	217	179	1,884	1,399
Cotton Seed and Traits	53	70	615	440	39	34	457	282
Vegetable Seeds	292	275	815	801	168	157	435	401
All Other Crops Seeds and Traits	170	170	551	760	103	112	294	542
TOTAL Seeds and Genomics	$1,747	$1,565	$10,913	$9,988	$1,113	$869	$7,045	$6,074
(A) For the three months ended Aug. 31, 2017 and Aug. 31, 2016, the seeds and genomics gross profit includes a pretax restructuring charge totaling $1 million and $13 million, respectively, related to certain asset impairment charges, primarily in corn ($9M) and vegetable ($2M) businesses as of Aug. 31, 2016, which is included in cost of goods sold. Fiscal year 2017 and 2016 seeds and genomics gross profit includes a pretax restructuring charge totaling $21 million and $66 million, respectively, related to certain asset impairment charges, primarily in the corn ($5M) and cotton ($8M) businesses as of Aug. 31, 2017 and corn ($41M) and vegetable ($16M) businesses as of Aug. 31, 2016, which is included in cost of goods sold.

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Fourth Quarter		Fiscal Year
Seeds and Genomics	2017	2016	2017	2016
EBIT (For a reconciliation of EBIT, see note 1.) (A)	$(123)	$34	$2,910	$2,292
Unusual Items Affecting EBIT: Income (Expense)
Restructuring Charges	5	(15)	12	(327)
SEC Settlement Matters	—	(1)	—	2
Pending Bayer Transaction Related Costs	(27)	—	(190)	—
Argentine-Related Tax Matters	18	—	37	—
(A) EBIT is defined as earnings (loss) before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level.

The Seeds and Genomics segment consists of the global seeds and related traits business, biotechnology platforms and digital agriculture.

Seeds and Genomics segment sales in the fourth quarter were $1.7 billion. For fiscal year 2017, the company delivered a record year in the Seeds and Genomics segment, with net sales hitting $10.9 billion.

In corn, the company saw full-year gross profit grow 15 percent, primarily due to a better-than-anticipated benefit from a strategic licensing deal in the fourth quarter and double-digit price mix lift in local currency in both Brazil and Argentina in the first half of the year, with an overall increase in acres planted to corn in both countries. Globally, Monsanto also delivered its anticipated improvement in costs of goods sold. Overall, net global genetic share increased for fiscal year 2017 as did the global price mix for germplasm in local currency.

In soybeans, gross profit grew 35 percent compared to last fiscal year. The company hit several milestones in the initial launch year of the Roundup Ready Xtend® Crop System, including EPA approval for in-crop use of XtendiMax® Herbicide with VaporGrip® Technology and tank mix partners, and the availability of more than 120 Roundup Ready 2 Xtend® soybean varieties across all relative maturity groups. Monsanto now expects that, together with its licensee partners, it will have supply to double the adoption to more than 40 million acres in the 2018 season. In South America, more than 50 million acres of INTACTA RR2 PROTM soybeans propelled fiscal year 2017 growth, and the company expects more than 60 million acres planted in South America in fiscal year 2018.

For cotton, the company saw significant improvements. Bollgard II® XtendFlex® cotton reached more than 6 million acres in fiscal year 2017, and cotton acres increased in both the U.S. and Australia. All other crop seeds and traits declined, primarily due to the absence of an alfalfa traits and technology license agreement that occurred in fiscal year 2016.

In the digital space, The Climate Corporation in August announced seven product advancements in its research pipeline of more than 35 projects that includes advancements in fertility and seed scripting, as well as corn disease diagnosis. The Climate FieldViewTM platform further expanded in fiscal year 2017, reaching more than 35 million paid acres and 120 million total acres in key geographies across the Americas and Europe.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit(A)
	Fourth Quarter		Fiscal Year		Fourth Quarter		Fiscal Year
	2017	2016	2017	2016	2017	2016	2017	2016
Agricultural Productivity	$939	$997	$3,727	$3,514	$227	$269	$892	$943
TOTAL Agricultural Productivity	$939	$997	$3,727	$3,514	$227	$269	$892	$943
(A) In fiscal fourth quarter 2017 and 2016, the agricultural productivity gross profit includes a pretax restructuring charge totaling $3 and $1 million, respectively, related to certain asset impairment charges which is included in cost of goods sold. In fiscal year 2017 and 2016, the agricultural productivity gross profit includes a pretax restructuring charge totaling $4 and $1 million, respectively, related to certain asset impairment charges which is included in cost of goods sold.

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Fourth Quarter		Fiscal Year
Agricultural Productivity	2017	2016	2017	2016
EBIT (For a reconciliation of EBIT, see note 1.)(A)	$61	$(137)	$353	$116
Unusual Items Affecting EBIT: Income (Expense)
Restructuring Charges	(3)	(6)	(1)	(37)
Environmental and Litigation Matters	(22)	(245)	(33)	(273)
SEC Settlement Matters	—	—	—	1
Pending Bayer Transaction Related Costs	(5)	—	(33)	—
Argentine-Related Tax Matters	3	—	6	—
Discontinued Operations	—	3	21	27
(A) EBIT is defined as earnings (loss) before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level.

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Segment sales for the quarter were $939 million. For the fiscal year, the segment delivered net sales of $3.7 billion. A decline in gross profit for the fourth quarter was mostly due to the absence of the Latitude® fungicide business, but full-year profit of $892 million was within the expected range.

Within Ag Productivity, pricing for glyphosate is expected to be better than 2017 for the first quarter of 2018, and the company expects to sell additional volumes of XtendiMax® Herbicide with VaporGrip® Technology as the Roundup Ready Xtend® Crop System acres are expected to expand in fiscal year 2018.

Webcast Information
In conjunction with this announcement, Monsanto will hold a brief conference call at 8:30 a.m. Central Time (9:30 a.m. Eastern Time) today. The call will focus on these results, future expectations and product performance. The call also will include a discussion of other matters related to the company’s business, including the pending merger with Bayer.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s website at https://monsanto.com/investors/reports or http://services.choruscall.com/links/mon171004B4Fan3Fi.html. Visitors may need to download Windows Media PlayerTM prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Investor Events section. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo.

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts, as well as the pending transaction with Bayer Aktiengesellschaft (“Bayer”). These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: risks related to the pending transaction between the company and Bayer, including the risk that the regulatory approvals required for the transaction may not be obtained on the anticipated terms or time frame or at all, the risk that the other conditions to the completion of the transaction may not be satisfied, the risk that disruptions or uncertainties related to the pending transaction could adversely affect the company’s business, financial performance and/or relationships with third parties, and the risk that certain contractual restrictions during the pendency of the transaction could adversely affect the company’s ability to pursue business opportunities or strategic transactions; continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public understanding and acceptance of our biotechnology and other agricultural products; the success of the company's research and development activities; the outcomes of major lawsuits, including potential litigation related to the pending transaction with Bayer; developments related to foreign currencies and economies; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the levels of indebtedness, continued availability of capital and financing and rating agency actions; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters, accidents, and security breaches, including cybersecurity incidents, on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the Vine Design, INTACTA RR2 PRO, Roundup Ready Xtend, Roundup Ready 2 Xtend, Bollgard II XtendFlex, XtendiMax, VaporGrip and FieldView are trademarks of Monsanto Company and its wholly-owned subsidiaries. All other trademarks are the property of their respective owners.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended Aug. 31,		Twelve Months Ended Aug. 31,
	2017	2016	2017	2016
Net Sales	$2,686	$2,562	$14,640	$13,502
Cost of Goods Sold	1,346	1,424	6,703	6,485
Gross Profit	1,340	1,138	7,937	7,017
Operating Expenses:
Selling, general and administrative expenses	938	975	2,969	2,833
Research and development expenses	439	421	1,607	1,512
Pending Bayer transaction related costs	32	—	185	—
Restructuring charges	(6)	7	(36)	297
Total Operating Expenses	1,403	1,403	4,725	4,642
(Loss) Income From Operations	(63)	(265)	3,212	2,375
Interest Expense	114	104	452	436
Interest Income	(23)	(23)	(76)	(74)
Other (Income) Expense, Net	(9)	(138)	(50)	22
(Loss) Income from Continuing Operations Before Income Taxes	(145)	(208)	2,886	1,991
Income Tax (Benefit) Provision	(170)	(1)	626	695
Income (Loss) from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$25	$(207)	$2,260	$1,296
Discontinued Operations:
Income from Operations of Discontinued Businesses	—	3	21	27
Income Tax Provision	—	1	8	10
Income on Discontinued Operations	—	2	13	17
Net Income (Loss)	$25	$(205)	$2,273	$1,313
Less: Net Income (Loss) Attributable to Noncontrolling Interest	5	(14)	13	(23)
Net Income (Loss) Attributable to Monsanto Company	$20	$(191)	$2,260	$1,336

Basic Earnings (Loss) per Share Attributable to Monsanto Company:
Income (Loss) from Continuing Operations	$0.05	$(0.44)	$5.12	$2.98
Income on Discontinued Operations	—	—	0.03	0.04
Net Income (Loss) Attributable to Monsanto Company	$0.05	$(0.44)	$5.15	$3.02

Diluted Earnings (Loss) per Share Attributable to Monsanto Company:
Income (Loss) from Continuing Operations	$0.05	$(0.44)	$5.06	$2.95
Income on Discontinued Operations	—	—	0.03	0.04
Net Income (Loss) Attributable to Monsanto Company	$0.05	$(0.44)	$5.09	$2.99

Weighted Average Shares Outstanding:
Basic	439.5	437.7	438.8	442.7
Diluted	444.4	437.7	443.8	447.1

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statements of Consolidated Financial Position	As of Aug. 31,
	2017	2016
Assets
Current Assets:
Cash and cash equivalents (variable interest entity restricted - 2017: $94 and 2016: $122)	$1,856	$1,676
Short-term investments	8	60
Trade receivables, net (variable interest entity restricted - 2017: $74 and 2016: $7)	2,163	1,926
Miscellaneous receivables (variable interest entity restricted - 2017: $5 and 2016: $0)	827	755
Inventory, net	3,340	3,241
Assets held for sale	199	272
Other current assets (variable interest entity restricted - 2017: $1 and 2016: $0)	260	227
Total Current Assets	8,653	8,157
Property, Plant and Equipment, net	5,930	5,231
Goodwill	4,088	4,020
Other Intangible Assets, Net	1,024	1,125
Deferred Tax Assets (variable interest entity restricted - 2017: $11 and 2016: $0)	564	613
Long-Term Receivables, Net	108	101
Other Assets (variable interest entity restricted - 2017: $4 and 2016: $0)	955	489
Total Assets	$21,322	$19,736
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt (variable interest entity restricted - 2017: $0 and 2016: $113)	$870	$1,587
Accounts payable (variable interest entity restricted - 2017: $9 and 2016: $0)	1,068	1,006
Income taxes payable	58	41
Accrued compensation and benefits	578	239
Accrued marketing programs	1,918	1,650
Deferred revenues	755	568
Grower production accruals	59	47
Dividends payable	237	237
Customer payable	106	123
Restructuring reserves	37	227
Miscellaneous short-term accruals (variable interest entity restricted - 2017: $2 and 2016: $0)	729	1,004
Total Current Liabilities	6,415	6,729
Long-Term Debt (variable interest entity restricted - 2017: $104 and 2016: $0)	7,254	7,453
Postretirement Liabilities	313	371
Long-Term Deferred Revenue	86	35
Noncurrent Deferred Tax Liabilities	192	68
Long-Term Portion of Environmental and Litigation Reserves	218	200
Restructuring Reserves Long Term	9	17
Other Liabilities	377	318
Monsanto Shareowners’ Equity	6,438	4,534
Noncontrolling Interest	20	11
Total Shareowners’ Equity	6,458	4,545
Total Liabilities and Shareowners’ Equity	$21,322	$19,736

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Twelve Months Ended Aug. 31,
	2017	2016
Operating Activities:
Net Income	$2,273	$1,313
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	748	727
Bad-debt expense	69	152
Stock-based compensation expense	126	111
Excess tax benefits from stock-based compensation	—	(16)
Deferred income taxes	98	97
Restructuring impairments	46	147
Equity affiliate loss, net	15	15
Net gain on sales of a business or other assets	(163)	(181)
Other items, net	103	181
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables	(251)	(498)
Inventory, net	(74)	181
Deferred revenues	220	189
Accounts payable and other accrued liabilities	447	176
Restructuring reserves	(198)	25
Pension contributions	(35)	(78)
Other items, net	(198)	47
Net Cash Provided by Operating Activities	3,226	2,588
Cash Flows Provided (Required) by Investing Activities:
Purchases of short-term investments	—	(50)
Maturities of short-term investments	50	35
Capital expenditures	(1,240)	(923)
Acquisition of businesses, net of cash acquired	(11)	(2)
Technology and other investments	(71)	(69)
Other investments and property disposal proceeds	165	145
Net Cash Required by Investing Activities	(1,107)	(864)
Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	(695)	676
Short-term debt proceeds	72	49
Short-term debt reductions	(54)	(272)
Long-term debt proceeds	601	9
Long-term debt reductions	(1,019)	(306)
Debt issuance costs	(2)	—
Treasury stock purchases	—	(3,001)
Stock option exercises	103	81
Excess tax benefits from stock-based compensation	—	16
Tax withholding on restricted stock and restricted stock units	(19)	(24)
Dividend payments	(948)	(964)
Payments to noncontrolling interests	(5)	(6)
Net Cash Required by Financing Activities	(1,966)	(3,742)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	27	(7)
Net Increase (Decrease) in Cash and Cash Equivalents	180	(2,025)
Cash and Cash Equivalents at Beginning of Period	1,676	3,701
Cash and Cash Equivalents at End of Period	$1,856	$1,676

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
This press release uses the non-GAAP financial measures of gross profit, operating expenses, net income (loss) attributable to Monsanto Company and diluted earnings per share (EPS), each on an ongoing basis (collectively, “Ongoing Financial Measures”), and EBIT and free cash flow.  The Ongoing Financial Measures and EBIT are intended to supplement investor’s understanding of our operating performance. The free cash flow measure is intended to supplement investor's understanding of our liquidity. They are different from and not intended to replace gross profit, operating expenses, other expense, net income (loss) attributable to Monsanto Company, diluted EPS, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may not be comparable to similar measures used by other companies.

Our Ongoing Financial Measures exclude certain items that we do not consider part of ongoing operations. We believe that our Ongoing Financial Measures presented with these adjustments are useful to investors as they best reflect our ongoing performance and business operations during the periods presented and are also useful to investors for comparative purposes.  In addition, management uses the Ongoing Financial Measures as a guide in its budgeting and long-range planning processes, and the ongoing EPS financial measure is used as a guide in determining incentive compensation.

EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP. EBIT is an operating performance measure for our two business segments. We believe that EBIT is useful to investors and management to demonstrate the operational profitability of our segments by excluding interest and taxes, which are generally accounted for across the entire company on a consolidated basis. EBIT is also one of the measures used by management to determine resource allocations within the company.

We define free cash flow as the total of net cash provided or required by operating activities less capital expenditures. Prior to the second quarter of fiscal year 2017, we defined free cash flow as the total of net cash provided or required by operating activities and net cash provided or required by investing activities. As this definition varies from other more common definitions of free cash flow, we determined it was appropriate to redefine free cash flow to conform to one of the more typical definitions beginning with the second quarter of fiscal year 2017. The prior period calculations of free cash flow have been restated to conform to the new presentation. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of the ability of our business to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to our shareowners through dividend payments or share repurchases. Free cash flow is also used as one of the performance measures in determining incentive compensation.

The following tables reconcile GAAP as-reported financial measures to Non-GAAP financial measures.

Reconciliation of GAAP As Reported to Selected Non-GAAP Financial Measures:

	Three Months Ended
	Aug. 31, 2017
	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$2,686	$—	$2,686
Gross Profit	1,340	4	1,344
Operating Expenses(B)	1,403	(48)	1,355
Net Income Attributable to Monsanto Company	20	62	82
Diluted Earnings per Share	0.05	0.15	0.20

	Twelve Months Ended
	Aug. 31, 2017
	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$14,640	$—	$14,640
Gross Profit	7,937	25	7,962
Operating Expenses(B)	4,725	(182)	4,543
Net Income Attributable to Monsanto Company	2,260	180	2,440
Diluted Earnings per Share	5.09	0.41	5.50

(A) In the three and twelve months ended Aug. 31, 2017, select GAAP measures have been adjusted to an ongoing basis by eliminating the impact of restructuring charges, environmental and litigation matters, pending Bayer transaction related costs, Argentine-related tax matters and income on discontinued operations. See separate reconciliations of each measure below.

•
Fiscal fourth quarter 2017 included a pretax net reversal of previously recognized restructuring charge totaling $2 million ($0.01 a share), or after-tax $1 million (less than $0.01 a share), of which $7 million related to certain asset impairment charges and a $9 million net reversal of previously recognized expense related to various other operating activities. The twelve months ended Aug. 31, 2017, included a pretax net reversal of previously recognized restructuring charges totaling $11 million ($0.03 a share), or after-tax $12 million ($0.03 a share), of which $46 million related to certain asset impairment charges and a $57 million net reversal of previously recognized expense related to various other operating charges. For the three months ended Aug. 31, 2017, expenses of $4 million and $6 million of a net reversal of expense are included in cost of goods sold and restructuring charges, respectively. For the twelve months ended Aug. 31, 2017, expenses of $25 million and $36 million of a net reversal of previously recognized expense are included in cost of goods sold and restructuring charges, respectively.

•
Fiscal fourth quarter 2017 included pretax charges of $22 million ($0.05 a share), or after-tax $13 million ($0.03 a share), for legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement. The twelve months ended Aug. 31, 2017, included pretax charges of $33 million ($0.08 a share), or after-tax $20 million ($0.05 a share), for legacy litigation matters. The pretax charges in the three and twelve months ended Aug. 31, 2017, were recorded in selling, general and administrative expenses.

•
The three and twelve months ended Aug. 31, 2017, included pretax charges of $32 million ($0.07 a share), or after-tax $20 million ($0.05 a share), and $223 million ($0.50 a share), or after-tax $140 million ($0.32 a share), respectively, for expenses incurred associated with the merger agreement for the acquisition of Monsanto by Bayer Aktiengesellschaft entered into on Sep. 14, 2016. The pretax charges in the three months ended Aug. 31, 2017 were recorded in operating expenses of $32 million. The pretax charges in the twelve months ended Aug. 31, 2017 were recorded in operating expenses of $185 million and other (income) expense, net of $38 million.

•
The three and twelve months ended Aug. 31, 2017 included charges related to Argentine-related tax matters of $30 million ($0.07 a share) and $45 million ($0.10 a share), respectively. Due to losses generated in Argentina in recent years as well as recent uncertainties around the Argentina business, the company evaluated the recoverability of various items on the Statement of Consolidated Financial Position related to the Argentina business and determined an allowance against certain assets was necessary. This resulted in a translation gain recorded in other (income) expense, net of $21 million and a net charge against tax expense of $51 million for the three months ended Aug. 31, 2017, and it resulted in a translation gain recorded in other (income) expense, net of $43 million and a net charge against tax expense of $88 million for the twelve months ended Aug. 31, 2017.

•
The company reports annual earn-out payments received as a result of the 2008 divestment of the Dairy Business as discontinued operations. The twelve months ended Aug. 31, 2017, included pretax income on discontinued operations of $21 million ($0.05 a share), or after-tax $13 million ($0.03 a share).

(B)Operating expenses include selling, general and administrative expenses, research and development expenses, restructuring charges and pending Bayer transaction related costs.

	Three Months Ended
	Aug. 31, 2016
	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$2,562	$—	$2,562
Gross Profit	1,138	14	1,152
Operating Expenses(B)	1,403	(253)	1,150
Net (Loss) Income Attributable to Monsanto Company	(191)	221	30
Diluted (Loss) Earnings per Share	(0.44)	0.51	0.07

	Twelve Months Ended
	Aug. 31, 2016
	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$13,502	$—	$13,502
Gross Profit	7,017	67	7,084
Operating Expenses(B)	4,642	(567)	4,075
Net Income Attributable to Monsanto Company	1,336	665	2,001
Diluted Earnings per Share	2.99	1.49	4.48

(A) In the three and twelve months ended Aug. 31, 2016, select GAAP measures have been adjusted to an ongoing basis by eliminating the impact of restructuring charges, environmental and litigation matters, SEC settlement matters, Argentine-related tax matters and income on discontinued operations. See separate reconciliations of each measure below.

•
Fiscal fourth quarter 2016 included a pretax restructuring charge totaling $21 million ($0.05 a share), or after-tax $38 million ($0.09 a share), of which $28 million related to certain asset impairment charges and $7 million offset to expense related to various other operating activities. The twelve months ended Aug. 31, 2016, included a pretax restructuring charges totaling $364 million ($0.81 a share), or after-tax $263 million ($0.59 a share), of which $147 million related to certain asset impairment charges and $217 million related to various other operating charges. For the three months ended Aug. 31, 2016, expenses of $14 million and $7 million are included in cost of goods sold and restructuring charges, respectively. For the twelve months ended Aug. 31, 2016, expenses of $67 million and $297 million are included in cost of goods sold and restructuring charges, respectively.

•
Fiscal fourth quarter 2016 included pretax charges of $245 million ($0.55 a share), or after-tax $151 million ($0.34 a share), for legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement. The twelve months ended Aug. 31, 2016, included pretax charges of $273 million ($0.61 a share), or after-tax $168 million ($0.38 a share), for legacy litigation matters. The pretax charges in the three and twelve months ended Aug. 31, 2016, were recorded in selling, general and administrative expenses.

•
Fiscal fourth quarter 2016 included a pretax loss of $1 million in selling, general and administrative expenses in connection with the previously disclosed SEC action. The twelve months ended Aug. 31, 2016, included pretax income of $3 million in selling, general and administrative expenses. This income had less than a $0.01 effect on diluted earnings per share.

•
Fiscal fourth quarter 2016 included a net tax charge of $33 million, of $0.08 a share. The twelve months ended Aug. 31, 2016, included a net tax charge of $252 million, or $0.56 a share. Due to losses generated in Argentina in the current year as well as recent uncertainties around the Argentina business, the company evaluated the recoverability of various items on the Statement of Consolidated Financial Position related to the Argentina business and determined an allowance against certain assets was necessary, which resulted in the net charge to tax expense.

•
The company reports annual earn-out payments received as a result of the 2008 divestment of the Dairy Business as discontinued operations. The twelve months ended Aug. 31, 2016, included pretax income on discontinued operations of $3 million, this income has less than a $0.01 effect on pretax per share basis, and $27 million ($0.06 a share), respectively, or after-tax $2 million, this income has less than a $0.01 effect on diluted earnings per share, and $17 million ($0.04 a share).

(B)Operating expenses include selling, general and administrative expenses, research and development expenses, and restructuring charges.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes.  Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP.  The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss) attributable to Monsanto Company.

(in millions)	Three Months Ended		Twelve Months Ended
	Aug. 31, 2017	Aug. 31, 2016	Aug. 31, 2017	Aug. 31, 2016
EBIT – Seeds and Genomics Segment	$(123)	$34	$2,910	$2,292
EBIT – Agricultural Productivity Segment	61	(137)	353	116
EBIT– Total	(62)	(103)	3,263	2,408
Interest Expense, Net	91	81	376	362
Income Tax Provision (Benefit)(A)	(173)	7	627	710
Net Income (Loss) Attributable to Monsanto Company	$20	$(191)	$2,260	$1,336
(A) Includes the income tax (benefit) provision from continuing operations, the income tax benefit (provision) on noncontrolling interest, and the income tax on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Three Months Ended		Twelve Months Ended
	Aug. 31, 2017	Aug. 31, 2016	Aug. 31, 2017	Aug. 31, 2016
Diluted Earnings (Loss) per Share	$0.05	$(0.44)	$5.09	$2.99
Restructuring Charges(A)	—	0.09	(0.03)	0.59
Environmental and Litigation Matters(B)	0.03	0.34	0.05	0.38
Pending Bayer Transaction Related Costs(C)	0.05	—	0.32	—
Argentine-Related Tax Matters(D)	0.07	0.08	0.10	0.56
Income on Discontinued Operations(E)	—	—	(0.03)	(0.04)
Diluted Earnings (Loss) per Share from Ongoing Business	$0.20	$0.07	$5.50	$4.48
(A)The three and twelve months ended Aug. 31, 2017, above represent pretax net reversals of previously recognized restructuring charges per share totaling $0.01 a share and $0.03 a share, respectively. The three and twelve months ended Aug. 31, 2016, above represent pretax restructuring charges per share totaling $0.05 a share and $0.81 a share, respectively. The restructuring charges relate to the 2015 Restructuring Plan. Implementation of the 2015 Restructuring Plan is expected to be completed by the end of fiscal year 2018.
(B)The three and twelve months ended Aug. 31, 2017, above represent pretax environmental and litigation matters charges per share totaling $0.05 a share and $0.08 a share, respectively. The three and twelve months ended Aug. 31, 2016, above represent pretax environmental and litigation matters charges per share totaling $0.55 and $0.61 a share, respectively. The charges relate to legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement that are not considered a part of ongoing operations.
(C)The three and twelve months ended Aug. 31, 2017, above represent pretax pending Bayer transaction related costs per share totaling $0.07 a share and $0.50 a share, respectively.
(D)Item includes a translation gain recorded in other (income) expense, net of $21 million and a net charge against tax expense of $51 million for the three months ended Aug. 31, 2017, and it resulted in a translation gain recorded in other (income) expense net of $43 million and a net charge against tax expense of $88 million for the twelve months ended Aug. 31, 2017. The three and twelve months ended Aug. 31, 2016, above represent a net charge against tax expense of $33 million and $252 million, respectively.
(E)The twelve months ended Aug. 31, 2017, above represent pretax income from discontinued operations per share totaling $0.05 a share. The three and twelve months ended Aug. 31, 2016, above represent pretax income from discontinued operations per share totaling $0.01 and $0.06 a share, respectively.

Reconciliation of Gross Profit and Operating Expenses to Ongoing Gross Profit and Ongoing Operating Expenses: Ongoing gross profit is calculated excluding certain pre-tax items which Monsanto does not consider part of ongoing operations.

(in millions)	Three Months Ended		Twelve Months Ended
	Aug. 31, 2017	Aug. 31, 2016	Aug. 31, 2017	Aug. 31, 2016
Gross Profit - Seeds and Genomics Segment	$1,113	$869	$7,045	$6,074
Gross Profit - Agricultural Productivity Segment	227	269	892	943
Gross Profit - Total	$1,340	$1,138	$7,937	$7,017
Restructuring Charges	4	14	25	67
Ongoing Gross Profit	$1,344	1,152	7,962	7,084

Reconciliation of Operating Expenses to Ongoing Operating Expenses: Ongoing operating expenses is calculated excluding certain pre-tax items which Monsanto does not consider part of ongoing operations.

(in millions)	Three Months Ended		Twelve Months Ended
	Aug. 31, 2017	Aug. 31, 2016	Aug. 31, 2017	Aug. 31, 2016
Operating Expenses	$1,403	$1,403	$4,725	$4,642
Restructuring Charges	6	(7)	36	(297)
Environmental and Litigation Matters	(22)	(245)	(33)	(273)
SEC Settlement Matters	—	(1)	—	3
Pending Bayer Transaction Related Costs	(32)	—	(185)	—
Ongoing Operating Expenses	$1,355	$1,150	$4,543	$4,075

Reconciliation of Net Income (Loss) Attributable to Monsanto Company to Ongoing Net Income (Loss) Attributable to Monsanto Company: Ongoing net income (loss) attributable to Monsanto Company is defined as net income (loss) attributable to Monsanto Company excluding the cumulative after-tax impact of certain items we do not consider part of ongoing operations.

(in millions)	Three Months Ended		Twelve Months Ended
	Aug. 31, 2017	Aug. 31, 2016	Aug. 31, 2017	Aug. 31, 2016
Net Income (Loss) Attributable to Monsanto Company	$20	$(191)	$2,260	$1,336
Pretax Restructuring Charges	(2)	21	(11)	364
Pretax Environmental and Litigation Matters	22	245	33	273
Pretax SEC Settlement Matters	—	1	—	(3)
Pretax Pending Bayer Transaction Related Costs	32	—	223	—
Income Tax Benefit	(20)	(77)	(97)	(204)
Argentine-Related Tax Matters	30	33	45	252
Income on Discontinued Operations, Net of Tax	—	(2)	(13)	(17)
Ongoing Net Income Attributable to Monsanto Company	$82	$30	$2,440	$2,001

Reconciliation of Free Cash Flow:  Free cash flow represents the total of net cash provided or required by operating activities less capital expenditures, as reflected in the Statements of Consolidated Cash Flows presented in this release.

	Twelve months ended
	Aug. 31, 2017	Aug. 31, 2016
Net Cash Provided by Operating Activities	$3,226	$2,588
Net Cash Required by Investing Activities	(1,107)	(864)
Net Cash Required by Financing Activities	(1,966)	(3,742)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	27	(7)
Net Increase (Decrease) in Cash and Cash Equivalents	$180	$(2,025)

	Twelve months ended
	Aug. 31, 2017	Aug. 31, 2016
Net Cash Provided by Operating Activities	$3,226	$2,588
Capital expenditures	(1,240)	(923)
Free Cash Flow	$1,986	$1,665